Exhibit 99.2

       SCRIPT FOR JANUARY SALES COMMENTS -- THURSDAY, FEBRUARY 3Rd, 2005

The following are comments expanding on same-store sales results for Payless ShoeSource, Inc. during the January reporting period for fiscal year 2004, the four weeks ended January 29, 2005.

Payless ShoeSource reported that corporate same-store sales decreased 3.0 percent during January of fiscal 2004 versus the same period in fiscal 2003.

Total company sales in January were $138.6 million dollars, a 3.3% increase from total sales of $134.1 million in January 2004.

Operations in the company's Latin American region (177 stores) and Japan are currently included in total company results on a one-month lag relative to results from other regions. To facilitate this change, January 2004 excluded sales in Latin America. Consistent with all months after January 2004, January 2005 sales include sales in the company's stores in Latin America and Japan from the previous month, (December 2004). Excluding these sales, total company sales in January would have been less than the reported January 2004 sales.

Our strongest categories included athletic shoes, boy's and girl's shoes, weather boots, and men's and women's sandals. Weaker categories included men's and women's dress and casual shoes and accessories.

By region, our business was strongest in the Northeast, followed by the South, West, and the Northcentral.

Through targeted promotions and inventory receipt management, the company succeeded in its goal to end the year with its inventory appropriately positioned for Spring 2005. Based on initial estimates, the level of inventory per store at fiscal year-end 2004 is expected to be lower than fiscal year-end 2003, and the company has reduced its store count by approximately 8% since the end of fiscal 2003. In addition, the company's financial condition remains strong. Long-term debt was unchanged in 2004 and the company had no borrowings on its Revolving Credit Facility at year-end.

In August 2004 the company announced a series of strategic initiatives as part of a plan designed to sharpen the company's focus on its core business strategy, reduce expenses, accelerate decision-making, increase profitability, improve operating margin, and build value for shareowners over the long-term. The initiatives include exiting Parade, Peru and Chile; the closing of approximately 260 additional Payless ShoeSource stores; the reduction of wholesale businesses that provide no significant growth opportunity; and a reduction of the company's expense structure.

The total costs relating to the strategic initiatives are likely to be near the low end of the previously disclosed range of $70 million to $80 million. The company expects to incur substantially all such costs in fiscal 2004. In accordance with Statement of Financial Accounting Standards No. 144, the company intends to treat certain operations associated with the strategic initiatives as discontinued operations in its financial statements for 2004, and will also report past performance accordingly.

The company intends to report financial results for the fourth quarter and fiscal year 2004 on Tuesday, March 1, 2005.

At the end of January, we were operating 4,640 total stores, including 147 stores in the Central American region, 30 stores in South America and 305 stores in Canada.

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This recording contains forward-looking statements relating to anticipated financial performance. A variety of known and unknown risks and uncertainties and other factors could cause actual results to differ materially from the anticipated results or expectations. Please refer to the company's Annual Report on Form 10-K for the fiscal year ended January 31, 2004, and the Form 10-Q for the quarter ending October 30, 2004, for more information on risk factors that could cause actual results to differ. The company does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Thank you for your interest in Payless.

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